EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 28, 2006
PAYCHEX, INC. REPORTS RECORD FISCAL 2006 RESULTS
June 28, 2006
Fiscal Year 2006 Highlights:
•	Increase of 26% in net income to $464.9 million.

•	Diluted earnings per share were $1.22, an increase of 26%.

•	Total revenues up 16%.

•	Payroll service revenue up 10% to $1,248.9 million.

•	Human Resource Services revenue grew 29% to $324.9 million.

•	Cash flow from operations was $569.2 million.

•	Dividends paid of $231.5 million, representing 50% of net income.
     ROCHESTER, NY, June 28, 2006 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $464.9 million, or $1.22 diluted earnings per share, for the fiscal year ended May 31, 2006 (“fiscal 2006”), a 26% increase over net income of $368.8 million, or $0.97 diluted earnings per share, for the prior fiscal year. Total revenues were $1,674.6 million, a 16% increase over $1,445.1 million for the prior fiscal year.
     “Fiscal 2006 was an exceptional year by all measures,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex, Inc. “Our sixteenth consecutive year of record revenues and earnings included a 4% increase in our client base that now consists of approximately 543,000 clients, record client retention levels, and revenue and profit results that exceeded our long term objectives. Looking to fiscal 2007, we are well positioned to continue our tradition of excellent growth in all areas by continually improving our client service levels, offering new and enhanced services, and increasing ancillary product penetration within our client base.”
     Payroll service revenue grew 10% over the prior fiscal year as we benefited from growth in clients, check volume, and utilization of payroll-related ancillary services. Utilization of our payroll tax administration services was 92% at May 31, 2006 compared to 90% at May 31, 2005, and over 95% of our new clients purchase these services. Employee payment services utilization was 68% at May 31, 2006 compared to 65% at May 31, 2005, and over 75% of our new clients purchase these services.
     Human Resource Services revenue increased 29% to $324.9 million for fiscal 2006. The increase for the fiscal year reflects growth in the following services: Retirement Services revenue increased 16% to $106.1 million; administrative fee revenue from Paychex Premier(SM) Human Resources increased 57% to $52.6 million; revenue from Professional Employer Organization services increased 25% to $67.1 million; and revenues from other Human Resource Services increased 36% to $99.0 million.
     Total expenses increased 12% to $1,025.0 million for fiscal 2006. Total expenses were affected by an exceptionally strong sales year as our sales force exceeded their targets resulting in higher than normal levels of sales expense, continued investments in new products and services, geographic expansion within Germany, and other expenditures to continually improve client service at all levels. For fiscal 2006, our operating income was $649.6 million, an increase of 22% over the prior fiscal year. Operating income excluding interest on funds held for clients increased 16% to $548.8 million.
     Interest on funds held for clients increased 67% to $100.8 million and corporate investment income increased 103% to $25.2 million, attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended		For the twelve months ended
	May 31,		May 31,
$ in millions	2006	2005	2006	2005
Average investment balances:
Funds held for clients	$3,445.8	$3,141.4	$3,080.3	$2,759.7
Corporate investments	$966.6	$696.7	$840.3	$599.5

Average interest rates earned:
Funds held for clients	3.7%	2.6%	3.2%	2.2%
Corporate investments	3.3%	2.4%	2.9%	2.1%

Fourth Quarter Fiscal 2006 Highlights:
     The highlights for the three months ended May 31, 2006 are as follows:
•	Net income increased 21% to $122.7 million.

•	Diluted earnings per share were $0.32, an increase of 19%.

•	Total revenues increased 16% to $440.5 million.

•	Payroll service revenue was up 11% to $316.4 million.

•	Human Resource Services generated $92.1 million in revenues from the following:
•	Retirement Services revenue grew 17% to $28.1 million.

•	Administrative fee revenue from Paychex Premier (SM) Human Resources increased 42% to $14.6 million.

•	Revenue from Professional Employer Organization services increased 2% to $17.4 million and was impacted by fluctuations in workers’ compensation insurance claims.

•	Revenue from other Human Resource Services increased 42% to $31.9 million resulting primarily from higher revenue from state unemployment services and time and attendance solutions.
•	Operating income increased 17% to $167.5 million.
Outlook:
     Our current outlook for the full fiscal year ended May 31, 2007 is based upon current economic conditions and interest rate levels and is summarized as follows:
•	Payroll service revenue growth is projected to be in the range of 9% to 11%.

•	Human Resource Services revenue growth is expected to be in the range of 20% to 23%.

•	Total service revenue growth is projected to be in the range of 11% to 13%.

•	Interest on funds held for clients is expected to increase approximately 28% to 30%.

•	Total revenue growth is estimated to be in the range of 12% to 14%.

•	Corporate investment income is anticipated to increase approximately 45% to 50%.

•	Stock-based compensation costs will be primarily included in selling, general and administrative expenses and are expected to impact pre-tax and net income in the range of 4% to 5%.

•	The effective income tax rate is expected to approximate 31.0%.

•	Net income growth is expected to be in the range of 12% to 14%.

CONFERENCE CALL
     Interested parties may access the webcast of the Paychex, Inc. (the “Company” or “Paychex”) Earnings Release Conference Call, scheduled for June 29, 2006 at 10:30 a.m. Eastern Time, at www.paychex.com at the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Paychex, Inc.’s news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 543,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in the Company’s filings with the Securities and Exchange Commission: general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by the Company; changes in demand for the Company’s products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to products and services; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of the Company’s clients to meet their payroll obligations; the possible failure of internal controls or the Company’s inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2006	2005	% Change	2006	2005	% Change
Revenues:
Payroll service revenue	$316,412	$284,754	11%	$1,248,924	$1,133,439	10%
Human Resource Services revenue	92,059	73,747	25%	324,873	251,235	29%

Total service revenues	408,471	358,501	14%	1,573,797	1,384,674	14%
Interest on funds held for clients (A)	32,009	20,521	56%	100,799	60,469	67%

Total revenues	440,480	379,022	16%	1,674,596	1,445,143	16%

Expenses:
Operating expenses	145,998	124,734	17%	560,255	499,025	12%
Selling, general and administrative expenses	126,936	111,461	14%	464,770	412,343	13%

Total expenses	272,934	236,195	16%	1,025,025	911,368	12%

Operating income	167,546	142,827	17%	649,571	533,775	22%

Investment income, net (A)	8,426	4,282	97%	25,195	12,391	103%

Income before income taxes	175,972	147,109	20%	674,766	546,166	24%

Income taxes	53,232	45,628	17%	209,852	177,317	18%

Net income	$122,740	$101,481	21%	$464,914	$368,849	26%

Basic earnings per share	$0.32	$0.27	19%	$1.23	$0.97	27%

Diluted earnings per share	$0.32	$0.27	19%	$1.22	$0.97	26%

Weighted-average common shares outstanding	380,092	378,569		379,465	378,337

Weighted-average common shares outstanding, assuming dilution	382,207	379,831		381,351	379,763

Cash dividends per common share	$0.16	$0.13	23%	$0.61	$0.51	20%

Note: Certain prior period amounts have been reclassified to conform to the current period presentation, as more fully described in Exhibit 99.2 to this Current Report on Form 8-K.

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Forms 10-K and 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	May 31,	May 31,
	2006	2005
ASSETS
Cash and cash equivalents	$137,423	$77,669
Corporate investments (A)	440,007	225,719
Interest receivable	38,139	31,108
Accounts receivable, net of allowance for doubtful accounts	189,835	161,849
Deferred income taxes	18,314	19,946
Prepaid income taxes	7,574	5,781
Prepaid expenses and other current assets	21,398	20,587

Current assets before funds held for clients	852,690	542,659
Funds held for clients (A)	3,591,611	2,979,348

Total current assets	4,444,301	3,522,007
Long-term corporate investments (A)	384,481	404,152
Property and equipment, net of accumulated depreciation	234,664	205,319
Intangible assets, net of accumulated amortization	60,704	71,458
Goodwill	405,842	405,992
Deferred income taxes	12,783	1,213
Other long-term assets	6,527	7,277

Total assets	$5,549,302	$4,617,418

LIABILITIES
Accounts payable	$46,668	$30,385
Accrued compensation and related items	130,069	106,635
Deferred revenue	5,809	4,271
Legal reserve	15,625	25,271
Other current liabilities	34,008	28,391

Current liabilities before client fund deposits	232,179	194,953
Client fund deposits	3,606,193	2,985,386

Total current liabilities	3,838,372	3,180,339
Deferred income taxes	15,481	17,545
Other long-term liabilities	40,606	33,858

Total liabilities	3,894,459	3,231,742

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 380,303 shares at May 31, 2006, and 378,629 shares at May 31, 2005, respectively	3,803	3,786
Additional paid-in capital	284,395	240,700
Retained earnings	1,380,971	1,147,611
Accumulated other comprehensive loss	(14,326)	(6,421)

Total stockholders’ equity	1,654,843	1,385,676

Total liabilities and stockholders’ equity	$5,549,302	$4,617,418

Note: Certain prior period amounts have been reclassified to conform to the current period presentation, as more fully described in Exhibit 99.2 to this Current Report on Form 8-K.

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $22.0 million at May 31, 2006, compared with a net unrealized loss position of $9.9 million at May 31, 2005. During the twelve months ended May 31, 2006, the net unrealized loss position ranged from $25.2 million to $6.1 million. The net unrealized loss position of the Company’s combined investment portfolios was approximately $29.0 million at June 23, 2006.